                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             INTERPACKET GROUP, INC.


                  InterPacket Group, Inc. (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

                  DOES HEREBY CERTIFY:

                  FIRST: That the board of directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Corporation's Restated Certificate of Incorporation and declaring said amendment to be advisable. The resolutions setting forth the proposed amendments are as follows:

                  RESOLVED, that Article I of the Corporation's Restated Certificate of Incorporation be amended to read in full as follows:

                  "The name of the corporation is InterPacket Networks, Inc. (the "Corporation")."

                  RESOLVED FURTHER, that the first paragraph of Article IV of the Corporation's Restated Certificate of Incorporation be amended to read in full as follows:

                   "The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred and Fifty-Three Million (253,000,000), consisting of Two Hundred and Fifty Million (250,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), and Three Million (3,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock")."

                  RESOLVED FURTHER, that Article IV, Section 5(h)(v) of the Corporation's Restated Certificate of Incorporation be amended to read in full as follows:

                  "(v) "Additional Stock" shall mean any shares of Common Stock, or instruments convertible or exercisable into Common Stock either directly or indirectly, issued (or deemed to have been issued as provided in this subparagraph (h)) by the Corporation after the date hereof other than (A) shares of Common Stock issued upon conversion of any shares of Series A Preferred, (B) shares of Common Stock issued to employees, directors or consultants pursuant to the Corporation's existing stock option or stock incentive plans,

                  (C) shares of Common Stock or Convertible Securities issued in connection with strategic relationships approved by a majority of the Outside Directors (as defined herein) of the Board, including the Series A Preferred Director, (D) warrants or other equity securities, and the equity securities issued or issuable upon the conversion or exercise thereof, issued to banks, equipment lessors or other commercial lenders in connection with financing activities, provided that the aggregate number of shares of Common Stock issued under clauses (B), (C) and (D) do not exceed 5,150,000 shares of Common Stock (before making applicable or appropriate adjustments for any stock splits, stock dividends and the like since the original issuance date of the Series A Preferred), (E) shares issued upon conversion or exercise of convertible or exercisable securities in existence as of the date hereof, (F) shares issued in stock splits, stock dividends and the like. The "Effective Price" of Additional Stock shall mean the quotient determined by dividing the total number of Additional Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subparagraph (h), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this subparagraph (h), for such Additional Stock."

                  SECOND: That thereafter, the proposed amendment was approved by written consent of a majority of the outstanding shares of Common Stock and Preferred Stock of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware, and written notice has been duly given.

                  THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Timothy F. Sylvester, its Executive Vice President - Business and Legal Affairs, this 17th day of February, 2000.


                                        INTERPACKET GROUP, INC.,
                                        a Delaware corporation


                                        By:  /s/  Timothy F. Sylvester
                                             ---------------------------------
                                             Timothy F. Sylvester
                                             Executive Vice President -
                                             Business and Legal Affairs

                                       RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                               INTERPACKET GROUP, INC.


     InterPacket Group, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify:

     FIRST: That the Corporation was originally incorporated under the name IPG Acquisition Inc., and the date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 23, 1999.

     SECOND: This Restated Certificate of Incorporation has been adopted pursuant to Sections 242 and 245 of the GCL and restates and amends the provisions of the Certificate of Incorporation of the Corporation.

     THIRD: That the Board of Directors of the Corporation (the "Board") adopted resolutions dated November 4, 1999 proposing and declaring advisable the amendment and restatement of the Certificate of Incorporation, that such amendment and restatement of the Certificate of Incorporation was approved by written consent of a majority of the stockholders of the Corporation dated as of November 4, 1999, pursuant to Section 228 of the GCL, and that such resolutions so approved by the Board and a majority of the stockholders of the Corporation read as follows:

     RESOLVED, that the text of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

                                          I.

     The name of the corporation is InterPacket Group, Inc. (the
"Corporation").

                                         II.

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801.

                                         III.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                         IV.

     The total number of shares of stock which the Corporation shall have authority to issue is Fifty-Three Million (53,000,000), consisting of Fifty Million (50,000,000) shares of common stock, $.001 par value per share (the "Common Stock"), and Three Million (3,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock").

     (a) There is hereby designated a series of Preferred Stock to be known as "Series A Preferred." The number of shares constituting the Series A Preferred shall be Three Million (3,000,000), which number may not be increased without a vote of the holders of the Series A Preferred.

     (b) The Series A Preferred shall, except as provided in Section 4(b) hereof, with respect to dividend rights and rights on liquidation, dissolution or winding up, (i) rank senior to the Common Stock and (ii) rank senior to other series of convertible preferred stock of the Corporation designated by the Board of Directors of the Corporation prior to, on or after the date hereof.

     Section 1. DEFINITIONS. For purposes of this Article IV the following definitions shall apply:

               (a) "Board" shall mean the Board of Directors of the Corporation.

               (b)  "Conversion Price" shall have the meaning set forth in
Section 5(a) of this Article IV.

               (c) "Conversion Rights" shall have the meaning set forth in the preamble to Section 5 of this Article IV.

               (d) "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Additional Stock, or any rights or options to acquire the same.

               (e)  "Corporation" shall mean this corporation.

               (f) "Outside Director" means a person other than an officer or employee of the Corporation or any of its subsidiaries or affiliates or any other individual having a relationship which, in the reasonable opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, James Kolsrud will not be considered an Outside Director.

               (g)  "Qualified IPO" shall have the meaning set forth in
Section 5(c) of this Article IV.

     Section 2. DIVIDENDS. Each holder of a share of Series A Preferred shall be entitled to receive dividends on an as-converted basis when, as and if any dividends are declared by the Board on Common Stock or any other series of Preferred Stock. Dividends on the Series A Preferred shall be non-cumulative.

     Section 3.     LIQUIDATION, DISSOLUTION OR WINDING UP.

               (a) In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall provide each holder of a share of Series A Preferred with prior, written notice of at least 15 days of such event, and all assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Common Stock and the Series A Preferred in the following order of priority:

                    (i) FIRST, ratably among the holders of the Series A Preferred until such holders have received the preferential amount of $5.00 per share of Series A Preferred held thereby, as adjusted for stock dividends, combinations or splits with respect to such shares (the "Original Price"), plus all declared and unpaid dividends thereon, if any, provided that if the assets and funds thus distributed among the holders of the Series A Preferred are insufficient to permit the payment to such holders of such full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred, ratably in proportion to such full preferential amounts each such holder would be entitled to first receive; and

                    (ii) SECOND, all remaining amounts shall be paid and distributed on a PARI PASSU basis among the holders of the Common Stock and Series A Preferred in proportion to the number of shares of Common Stock then held by them and shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred then held by them, provided that, at such time as the holders of Series A Preferred shall have received pursuant to Sections 3(a)(i) and (ii) an aggregate amount that provides the holders of Series A Preferred an internal rate of return from the original date of issuance of the shares of Series A Preferred held thereby of thirty-five percent (35%) compounded annually on the amount originally invested therein (the "IRR"), then the holders of

Series A Preferred shall not receive any further portion of the remaining assets and funds of the Corporation available for distribution and all such remaining assets and funds shall be distributed ratably to the holders of Common Stock, provided, further, that if all such assets and funds are distributed and the holders of Series A Preferred have not received a sufficient amount to have reached the IRR, then the amount received or to be received by holders of Common Stock shall be reduced and redistributed to the holders of Series A Preferred until such time as such holders have received a sufficient amount to have reached the IRR. Notwithstanding anything contained in this Section 3(a) to the contrary, if the holders of the Series A Preferred would be entitled to receive in the aggregate a greater amount of the assets and funds to be distributed under this Section if their shares of Series A Preferred had been converted into Common Stock than such holders would be entitled to receive in the aggregate pursuant to Sections 3(a)(i) and (ii) if such shares were not so converted, then, for purposes of this
Section 3, such shares of Series A Preferred will be deemed converted without any further action on the part of such holders, and such holders will not be entitled to receive any amount under Sections 3(a)(i) or (ii) in their capacity as holders of Series A Preferred.

               (b) A consolidation, reorganization, recapitalization or merger of the Corporation with or into any other corporation or entity (other than a merger with or into a wholly owned subsidiary of the Corporation), or a sale, conveyance or distribution of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of transactions, other than a Qualified IPO, in which the Corporation's stockholders immediately prior to such transaction or series of transactions own immediately after such transaction or series of transactions less than 50% of the equity securities of the surviving corporation (each, a "Liquidation Event"), shall be deemed to be a liquidation, dissolution or winding up of this Corporation within the meaning of this Section 3 unless the holders of the outstanding shares of Series A Preferred are entitled to approve such Liquidation Event pursuant to Section 4(b)(iv) and 75% or more of the outstanding shares of Series A Preferred affirmatively elect that such Liquidation Event shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3.

               (c) Insofar as any distribution pursuant to Section 3(a) consists of assets other than cash, the value thereof shall be, for purposes of the provisions of Section 3(a), the fair value at the time of such distribution, as determined in good faith by the Board, including the Series A Preferred Director (as defined herein). Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

                    (i) If traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

                    (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty
(30) day period ending three (3) days prior to the distribution; and

                    (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

               The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses
(i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board.

     Section 4.     VOTING.

               (a) At all meetings of the stockholders of the Corporation and in the case of any actions of stockholders in lieu of a meeting, each share of Common Stock shall be entitled to one vote, and each share of Series A Preferred shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such share is then convertible (in accordance with Section 5 hereof, but excluding declared but unpaid dividends on each share of Series A Preferred) on the record date set for the meeting or action or, if no record date is set, on the date of such meeting or the date such action is taken. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Except as otherwise expressly provided below in this Section 4 or as required by law, the holders of Common Stock and Series A Preferred shall vote together as a single class in accordance with this Section 4(a), and neither the Common Stock nor any of the Series A Preferred shall be entitled to vote as a separate class on any matter to be voted on by stockholders of the Corporation.

               (b) Without the affirmative vote of the holders of a majority or, where noted below, of 75% or more of the then outstanding shares of Series A Preferred, the Corporation shall not:

                    (i) amend, waive, alter or repeal any provision of this Certificate of Incorporation or the Corporation's Bylaws in a way that alters, directly or indirectly, the voting powers, preferences, or other special rights or privileges or restrictions of the Series A Preferred, as set forth herein, or otherwise adversely affects the Series A Preferred holders;

                    (ii) without the affirmative vote of 75% or more of the outstanding shares of Series A Preferred, increase or decrease (other than as otherwise provided for in this Certificate of Incorporation) the number of authorized shares of Preferred Stock of the Corporation;

                    (iii) authorize, issue or designate, whether by reclassification or otherwise, any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being PARI PASSU with, the Series A Preferred with respect to dividend rights, redemption, liquidation preferences, conversion rights or voting rights;

                    (iv) without the affirmative vote of 75% or more of the outstanding shares of Series A Preferred, liquidate, dissolve or wind up the Corporation or sell all or substantially all of the assets of the Corporation or effect or undergo any other Liquidation Event, provided that, if as a result of any such event, shares of Series A Preferred would be deemed converted into shares of Common Stock pursuant to Section 3(a)(ii) and (A) the holders thereof are to be paid cash and/or cash equivalents, then no vote of the holders of the Series A Preferred shall be required to approve any such event under this Section 4 or (B) consideration other than cash or cash equivalents (or a combination of (i) cash and/or cash equivalents and (ii) some other form of consideration) is to be paid to such holders, then such event shall be subject to the reasonable approval of the holders of a majority of the then outstanding Series A Preferred, provided further that the reasonableness of the approval thereof shall be based solely on the ability of such holders to liquidate promptly such consideration, taken as a whole, in a manner that would enable such holders to receive at least the IRR for such shares. Notwithstanding anything contained in this Section 4(b)(iv) to the contrary, if the indemnification terms of such event do not provide that indemnification shall be (i) pro rata among all of the stockholders of the Corporation and (ii) limited to the consideration received by each such stockholder pursuant to such event, then such event shall be subject to the approval of 75% or more of the outstanding shares of Series A Preferred in accordance with this Section 4;

                    (v) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) (i) any share or shares of Preferred Stock otherwise than by redemption or conversion in accordance herewith or (ii) any of the Common Stock; or

                    (vi)  issue a dividend of any kind.

               (c) Notwithstanding the provisions of paragraph (b) above, the actions of the Corporation specified therein shall not require the separate affirmative vote of the holders of a majority of the Series A Preferred if less that twenty-five percent (25%) of the aggregate number of shares of Series A Preferred theretofore issued by the Corporation are at the time outstanding.

               (d) So long as any shares of Series A Preferred remain outstanding, the holders of the Series A Preferred shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect one director of the Corporation, with the remaining directors to be elected by the other classes of stock entitled to vote therefore at each meeting of shareholders held for the purpose of electing directors (the "Series A Preferred Director"). The right of the holders of Series A Preferred to vote for the election of directors may be exercised at any annual meeting or at any special meeting called for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all shares of Series A Preferred outstanding as of the record date of such written consent.

               (e) With respect to the Series A Preferred Director, immediately after the date of issue, the Board of Directors of the Corporation shall call for a special meeting or written consent of the holders of shares of Series A Preferred to elect the Series A Preferred Director. Each director, and any subsequent director elected pursuant to this paragraph, shall serve as a director until his successor is elected and qualified. In the event of a vacancy in respect of any directorship elected by the holders of shares of Series A Preferred pursuant to this clause (e), the Corporation agrees to call a special meeting of the holders of shares of Series A Preferred at the request of the majority of the holders of outstanding Series A Preferred, in order that the holders of the Series A Preferred may elect a successor director, and at which meeting the holders of Series A Preferred shall be entitled to the same voting rights as provided in the first sentence of the prior paragraph.

     Section 5. CONVERSION. The holders of the Series A Preferred shall have the following conversion rights (the "Conversion Rights"):

               (a) CONVERSION RIGHT. Each share of Series A Preferred may convert, or automatically will be converted, as provided herein, without the payment of any additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Price by the then applicable Conversion Price, determined as hereinafter provided (the "Conversion Price"). The Conversion Price for the Series A Preferred shall initially be $5.00 per share. Such initial Conversion Price shall be adjusted as hereinafter provided.

               (b) OPTIONAL CONVERSION. Each share of Series A Preferred shall be convertible into Common Stock in accordance with this Section 5 at the option of the holder thereof at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Common Stock, as further described in subsection (e) below.

               (c)  AUTOMATIC CONVERSION.

                    (i)   Each share of Series A Preferred shall
automatically be converted into Common Stock in accordance with this Section 5 upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock if the gross proceeds generated from the sale of such shares of Common Stock sold pursuant to such registration equals or exceeds $25,000,000 at an offering price (prior to the underwriters' commissions and expenses) that is not less than $7.00 per share, as adjusted for stock dividends, combinations or splits (a "Qualified IPO"). In the event of the automatic conversion of the Series A Preferred upon a public offering as aforesaid, each person entitled to receive the Common Stock issuable upon such conversion of Series A Preferred
(i) shall not be deemed to have converted such Series A Preferred until the closing of such offering and (ii) shall be entitled to receive a sufficient number of shares of Common Stock so that such conversion provides such person on the date of such conversion a return on the shares of Series A Preferred held thereby equal to the IRR and the Corporation shall take all appropriate action to insure that such person receives the requisite number of shares of Common Stock following such conversion.

                    (ii) Additionally, each share of Series A Preferred shall be automatically converted into Common Stock upon the affirmative vote or the written consent of the holders of at least a majority of the then-outstanding shares of Series A Preferred. In such event, the conversion of all shares of Series A Preferred shall be deemed to have occurred upon the date of receipt of such vote or consent or on such later date as may be specified by such holders.

               (d) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price.

               (e) MECHANICS OF OPTIONAL CONVERSION. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share and any accrued but unpaid dividends on the converted shares of Series

A Preferred. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date. From and after such date, all rights of the holder with respect to the Series A Preferred so converted shall terminate, except only the right of such holder to receive certificates for the number of shares of Common Stock issuable upon conversion thereof and cash for any fractional share.

               (f) MECHANICS OF AUTOMATIC CONVERSION. All holders of record of shares of Series A Preferred will be given written notice of the date of any automatic conversion referenced in Section 5(c). Such notice will be sent by mail, first class, postage prepaid, to each record holder of Series A Preferred at such holder's address appearing on the stock register. Each holder of shares of Series A Preferred shall, promptly after receiving such notice, surrender such holder's certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock or other securities to which such holder is entitled. Upon the date of any such automatic conversion, all rights with respect to the Series A Preferred will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which such Series A Preferred has been converted and cash for any fraction of a share and any accrued but unpaid dividends on the converted shares of Series A Preferred. All certificates evidencing shares of Series A Preferred which are automatically converted in accordance with the provisions hereof shall, from and after the date of such automatic conversion, be deemed to have been retired and canceled and the shares of Series A Preferred represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates. As soon as practicable after the date of any such automatic conversion and the surrender of the certificate or certificates for Series A Preferred as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or to such holder's written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

               (g) CERTAIN ADJUSTMENTS TO CONVERSION PRICE APPLICABLE TO SERIES A PREFERRED.

                    (i) ADJUSTMENT FOR STOCK SPLITS, STOCK DIVIDENDS AND COMBINATIONS OF COMMON STOCK. In the event the outstanding shares of Common Stock shall, after the filing of this Certificate of Incorporation, be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution, concurrently with the effectiveness of such subdivision, combination or dividend or other distribution, shall be adjusted so that the holder of any shares of Series A Preferred thereafter convertible into Common Stock pursuant to this Certificate of Incorporation shall be entitled to receive the number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series A Preferred been converted into Common Stock immediately prior to the happening of such event or the record date therefor, as applicable. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                    (ii) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of a reclassification, reorganization or exchange transaction or any consolidation or merger of the Corporation with another corporation (other than a merger with or into a wholly owned subsidiary of the Corporation or other reorganization which is deemed to be a liquidation pursuant to Section 3(b) of this Article IV), each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred.

                    (iii) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the filing of this Certificate of Incorporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or assets of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred.

               (h)  SALE OF SHARES BELOW CONVERSION PRICE.

                    (i) If at any time after the date hereof, the Corporation issues or sells Additional Stock (as defined in subpart (v) below), or is deemed by the express provisions of this subparagraph (h) to have issued or sold, other than as a dividend or other distribution on any class of stock as provided in subparagraph (f)(iii), above, and other than upon a subdivision or combination of shares of Common Stock as provided in subparagraphs (f)(i) or f(ii), above, for consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in each such case, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price then in effect by a fraction,
(A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock equivalents which the aggregate consideration received by the Corporation for the total number of shares of Additional Stock so issued would purchase if purchased at such Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock equivalents outstanding immediately after the Additional Stock is issued or sold; PROVIDED, HOWEVER, that such fraction shall in no event be greater than one
(1). For purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to and after such issuance shall be calculated on a fully diluted basis as if all shares of Common Stock then issuable upon conversion or exercise of then outstanding rights or options to acquire Common Stock or other stocks or securities convertible into Common Stock were outstanding as of such date.

                    (ii) For the purpose of making any adjustment required under this subparagraph (h), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the net amount of cash received by the Corporation after deduction of any expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale, (B) to the extent it consists of property as determined in good faith by the Board, and (C) if Additional Stock, Convertible Securities or rights or options to purchase either Additional Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received, computed as provided in (A) and (B) above, that may be reasonably determined in good faith by the Board to be allocable to such Additional Stock, Convertible Securities or rights or options, as the case may be.

                    (iii) For the purpose of the adjustment required under this subparagraph (h), if the Corporation issues or sells any Convertible Securities and if the

Effective Price (as defined in subpart (v) below) of the Additional Stock underlying such Convertible Securities is less than the then applicable Conversion Price in effect for the Series A Preferred, then in each case the Corporation shall be deemed to have issued at the time of the issuance of such Convertible Securities the maximum number of Additional Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amount of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation upon the conversion thereof. No further adjustment of the applicable Conversion Price, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Stock on the exercise of any such rights, options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price, adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Stock so issued were the Additional Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation on the conversion of such Convertible Securities.

                    (iv) For the purpose of the adjustment required under this subparagraph (h), if the Corporation issues or sells any rights or options for the purchase of Convertible Securities and if the Effective Price of the Additional Stock underlying such Convertible Securities is less than the then applicable Conversion Price in effect for a series of Convertible Stock, then in each such case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options and plus the minimum amount of consideration, if any, payable to the Corporation upon the conversion of such Convertible Securities. No further adjustment of the applicable Conversion Price, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Stock upon the conversion of such Convertible Securities. The provisions of subpart (iii) above for the readjustment of the applicable Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply, the necessary changes having been made, to the rights, options and Convertible Securities referred to in this subpart
(iv).

                    (v) "Additional Stock" shall mean any shares of Common Stock, or instruments convertible or exercisable into Common Stock either directly or indirectly, issued (or deemed to have been issued as provided in this subparagraph (h)) by the Corporation after the date hereof other than
(A) shares of Common Stock issued upon conversion of any shares of Series A Preferred, (B) shares of Common Stock issued to employees, directors or consultants pursuant to the Corporation's existing stock option or stock incentive plans, (C) shares of Common Stock or Convertible Securities issued in connection with strategic relationships approved by a majority of the Outside Directors (as defined herein) of the Board, including the Series A Preferred Director, (D) warrants or other equity securities, and the equity securities issued or issuable upon the conversion or exercise thereof, issued to banks, equipment lessors or other commercial lenders in connection with financing activities, provided that the aggregate number of shares of Common Stock issued under clauses (B), (C) and (D) do not exceed 3,100,000 shares of Common Stock (before making applicable or appropriate adjustments for any stock splits, stock dividends and the like since the original issuance date of the Series A Preferred), (E) shares issued upon conversion or exercise of convertible or exercisable securities in existence as of the date hereof, (F) shares issued in stock splits, stock dividends and the like. The "Effective Price" of Additional Stock shall mean the quotient determined by dividing the total number of Additional Stock issued or sold, or deemed to have been issued or sold by the Corporation under this subparagraph (h), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this subparagraph (h), for such Additional Stock.

          (i) DURATION OF ADJUSTED CONVERSION PRICE. Following each computation or readjustment of an adjusted Conversion Price as provided above in this Section 5, the new adjusted Conversion Price shall remain in effect until a further computation or readjustment thereof is required by this
Section 5.

          (j) OTHER ACTION AFFECTING COMMON STOCK. In case after the filing of this Certificate of Incorporation the Corporation shall take any action affecting its shares of Common Stock, other than an action described above in this Section 5, that in the good faith opinion of the Board would have a materially adverse effect upon the Conversion Rights set forth herein, the Conversion Price of the affected Series A Preferred shall be adjusted in a manner and at a time as the Board may in good faith determine to be equitable in the circumstances.

          (k) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of a Conversion Price of any of the Series A Preferred pursuant to this

Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request, at any time, of any holder of any Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the applicable Conversion Price of such Series A Preferred at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series A Preferred.

          (l) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation's capital stock, any consolidation or merger with or into another corporation or other entity, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or other such event.

          (m) COMMON STOCK RESERVED. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the full conversion of all outstanding Series A Preferred.

          (n) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

          (o) NO IMPAIRMENT. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred as set forth herein against impairment.

     Section 6.     MANDATORY REDEMPTION OF SERIES A PREFERRED.

          (a) MANDATORY REDEMPTION. The holder of any outstanding shares of Series A Preferred may at its option request at any time in accordance with this Section 6(a) that the Corporation redeem such shares on the fourth anniversary of the first issuance of any share of Series A Preferred or on any date thereafter (the "Redemption Date"), and the Corporation shall redeem such share, in the manner and at the applicable Redemption Price hereinafter specified. To effect a redemption under this Section 6(a), any such holder shall deliver, not less than thirty (30) days prior to the Redemption Date, a notice to the Corporation setting forth the number of shares of Series A Preferred that such holder elects to have redeemed. In the event the Corporation does not have sufficient funds legally available to redeem all of the Series A Preferred that one or more holders thereof have elected to be redeemed on such date, the Corporation shall on such date redeem pro rata (based upon the number of shares held by each such holder) the maximum number of shares of Series A Preferred it can legally redeem, and shall redeem the remainder (the "Unredeemed Series A Preferred") as soon as the Corporation has funds legally available therefor on one or more occasions as necessary. Each deferred date upon which the Corporation redeems shares of Series A Preferred in accordance with the immediately preceding sentence is also herein referred to as a "Redemption Date." Shares of Unredeemed Series A Preferred that are not redeemed within sixty (60) days of the Redemption Date initially specified by the holder thereof in the notice delivered to the Corporation in accordance with this Section 6(a) (such initially specified Redemption Date, the "Accrual Date") shall accrue cumulative cash dividends at an annual rate of 12% of the Original Price from the Redemption Date until redeemed in accordance with this Section 6, and for each twelve-month period (or any portion thereof if redeemed in accordance herewith by the Corporation within such period) following the Accrual Date in which the Corporation fails to redeem such share in accordance herewith, the annual dividend rate with respect to such shares shall increase by five (5) percentage points to a maximum of an amount which is the lesser of 30% or the maximum amount permitted by law until such time as the Corporation has redeemed such shares by paying to the holders thereof the Redemption Price then due.

          (b) REDEMPTION PRICE. The redemption price (the "Redemption Price") shall be the Original Price plus all accrued but unpaid dividends due thereon, including, with respect to shares of Unredeemed Series A Preferred only, those dividends calculated pursuant to Section 6(a).

          (c) REDEMPTION NOTICE BY THE CORPORATION. The Corporation shall, not less than ten (10) days nor more than thirty (30) days prior to any Redemption Date, mail written notice (a "Redemption Notice"), postage prepaid, to each holder opting to have its shares of Series A Preferred redeemed under Section 6(a) at the holder's post office address last shown on the records of the Corporation. Each Redemption Notice shall state:

               (i) the number of shares of the Series A Preferred held by the holder which the Corporation shall redeem on such Redemption Date in accordance with the provisions hereof;

               (ii) that the shares of Series A Preferred held by the holder which the Corporation shall so redeem on such Redemption Date shall be redeemed on such Redemption Date, which shall be specified as a calendar date and shall be a business day;

               (iii) the applicable Redemption Price; and

               (iv) the time and manner in, and place at, which the holder is to surrender to the Corporation on such Redemption Date the certificate or certificates representing the shares of Series A Preferred to be redeemed on such date.

          (d) SURRENDER OF STOCK. On or before each Redemption Date, each holder of Series A Preferred to be redeemed pursuant to this Section 6 shall surrender to the Corporation the certificate or certificates representing the shares to be redeemed on such Redemption Date, in the manner and at the place designated in the Redemption Notice, and upon each such Redemption Date the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, or to such payee as such owner may designate in writing to the Corporation prior to each such Redemption Date, and each surrendered certificate shall be canceled and retired.

          (e) TERMINATION OF RIGHTS. If a Redemption Notice is duly given and if, on or prior to a Redemption Date, the Redemption Price is paid, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred so called for redemption on such Redemption Date have not been surrendered, all rights with respect to such shares shall forthwith after such Redemption Date cease.

     Section 7. REISSUANCE OF PREFERRED STOCK. No shares of Series A Preferred which are redeemed, purchased or acquired by the Corporation or converted into Common Stock shall be reissued, and all such shares shall be canceled and eliminated from the shares which the Corporation shall be authorized to issue.

                                          V

     Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

                                         VI

     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.

                                         VII

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after approval by the stockholders of this
Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

     The Corporation is authorized to provide indemnification of agents (as defined in Section 145 of the GCL) for any breach of duty to the Corporation and its stockholders through Bylaw provisions, through agreements with the agents, and/or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the GCL, subject to the limitations on such excess indemnification set forth in Section 102 of the GCL.

     Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                        VIII

     The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in a manner now or hereafter prescribed by the laws of the State of Delaware at the time in force; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

      IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Jonathan Gans, its Chief Executive Officer, this 10th day of November, 1999.



                          By: /s/ Jonathan Gans
                              --------------------------------
                              Jonathan Gans
                              Chief Executive Officer